Exhibit 99

NETWORK EQUIPMENT TECHNOLOGIES ANNOUNCES
FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2008

38% Annual Revenue Growth; Highest Profitability in 10 Years

Fremont, CA, April 30, 2008 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE:NWK) today reported its results for the fourth quarter of fiscal 2008 and fiscal year 2008.

Total revenue in the fourth quarter was $33.4 million, a 15% increase from $29.0 million in the third quarter and a 34% increase from $25.0 million in the fourth quarter of the prior fiscal year. NET has now achieved eight consecutive quarters of revenue growth. Net income in the fourth quarter was $2.8 million or $.09 per share, compared to net income of $1.5 million or $.05 per share in the third quarter and a net loss of $9.5 million or $0.37 per share in the fourth quarter of the prior year. Fiscal 2008 results include the operating results of Quintum Technologies following its acquisition by the Company on December 4, 2007, and other accounting effects of the acquisition.

Total revenue in the fiscal year was $116.1 million, up from $84.1 million in fiscal 2007, an increase of 38%.  Net income was $7.1 million or $0.25 per share, compared to a net loss of $16.2 million or $0.65 per share in fiscal 2007.

Cash and investment balances at the end of fiscal 2008 were $165.7 million, compared to $161.2 million at the end of the third quarter and $90.1 million at the end of the prior year. During the third quarter, the company obtained net proceeds of $82 million from an $85 million senior convertible debt offering and used approximately $24 million of cash for the acquisition of Quintum.

Non-GAAP net income in the fourth quarter was $2.6 million or $0.09 per share, compared to $1.1 million or $0.04 per share in the fourth quarter of the prior year. Non-GAAP net income for the fiscal year was $9.5 million or $0.33 per share, compared to a non-GAAP net loss of $4.8 million or $0.19 per share for the prior year. Non-GAAP net income was calculated by excluding non-cash stock-based compensation expense, amortization of intangible assets from our acquisition of Quintum, accretion and other restructure charges resulting from vacating our former manufacturing facility, and a non-cash charge for the write-up in basis of Quintum finished goods inventory; offset by additions for foreign exchange benefit from the dissolution of our German subsidiary and the reversal of a reserve for deferred tax assets for our United Kingdom subsidiary. Refer to table below for reconciliation of GAAP to non-GAAP for net income and earnings per share.

President and CEO C. Nicholas Keating, Jr. remarked, “We accomplished a significant number of the objectives we established for fiscal year 2008. Revenue grew 38%, we reached our highest level of profitability in 10 years, and our cash position increased by more than $75 million. We made a number of operational changes throughout the year to streamline our business and lower our cost structure. We advanced our products and customer reach through continued investment in internal development and acquisition. Our products are today being offered worldwide to government and enterprise customers in three target markets: voice-over-IP, multi-service access, and high performance computing. Our customer traction in each of these markets is encouraging and we are seeing more pilots convert into programs. The integration of Quintum Technologies, which we acquired in December 2007, is progressing well and we are already seeing strategic benefits of the combination.”

“Looking ahead, fiscal year 2009 will be a year of execution for NET. We will continue to invest in our growth through product development and key partnerships, while also keeping our eye out for strategic acquisition opportunities.” added Keating.

Conference Call Information:

The Company will be hosting a conference call today to discuss these results at 4:30 p.m. ET. Please dial (888) 680-0860 or (617) 213-4852 and provide conference ID# 51607089 to access the call. The conference call will also be broadcast from http://ir.net.com.

A recording of the conference call will be provided by telephone and the internet beginning two hours after completion of the call. The replay may be accessed by telephone through midnight on May 7, 2008; please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 93830277. A digital recording will be available on the company's website for one year.

About Network Equipment Technologies, Inc.
For nearly a quarter of a century, Network Equipment Technologies, Inc. has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET’s broad family of products are purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high performance, security-sensitive transmissions; and converged communications. The company’s NX Series for network exchange solutions and VX Series for voice exchange solutions enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications. In addition, Quintum, a subsidiary of NET, delivers VoIP access solutions that bring the reliability and voice clarity of public telephone networks to Internet telephony.

Visit www.net.com for more information.

Use of Non-GAAP Financial Information

To supplement the company's condensed consolidated financial statements presented in accordance with GAAP, NET has provided certain non-GAAP net income (loss) financial measures that adjusts for the company’s non-cash  stock-based compensation expense, amortization of intangible assets from our acquisition of Quintum, accretion and other restructure charges resulting from vacating our former manufacturing facility, a non-cash charge for the write-up in basis of Quintum finished goods inventory, additions for foreign exchange benefit from the dissolution of our German subsidiary, and the reversal of a reserve for deferred tax assets for our United Kingdom subsidiary. These non-GAAP measures may include net income (loss) and net income (loss) per share data that are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. NET believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and reflect NET’s ongoing business in a manner that allows meaningful period-to-period comparisons. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, relating to revenue growth, profitability, product development, and future sales. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to develop and commercialize new products and product enhancements, including relations with and performance by third-party technology providers, new competition and technological changes, the outcome of litigation regarding intellectual property, the timing of orders and satisfaction of conditions to recognize revenue, the challenges involved in integrating an acquired business into the operations of NET, uncertainties relating to potential acquisitions, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007
Revenue:
Product	$30,184	$21,343	$102,608	$72,813
Service	3,248	3,688	13,536	11,281
Total revenue	33,432	25,031	116,144	84,094
Costs of revenue:
Cost of product revenue	13,940	8,131	45,001	28,821
Cost of service revenue	3,356	3,026	12,289	10,249
Total cost of revenue	17,296	11,157	57,290	39,070
Gross margin	16,136	13,874	58,854	45,024
Operating expenses:
Sales and marketing	5,899	4,971	20,178	18,699
Research and development	6,528	5,685	24,279	21,432
General and administrative	3,073	3,574	11,373	13,129
Restructure and other costs	96	10,187	175	10,183
Total operating expenses	15,596	24,417	56,005	63,443
Income (loss) from operations	540	(10,543)	2,849	(18,419)
Other income (expense), net	157	19	404	(67)
Interest income, net	165	526	2,208	1,784
Income (loss) before taxes	862	(9,998)	5,461	(16,702)
Income tax benefit	(1,890)	(513)	(1,684)	(508)
Net income (loss)	$2,752	$(9,485)	$7,145	$(16,194)

Per share amounts
Net income (loss):
Basic	$0.10	$(0.37)	$0.26	$(0.65)
Diluted	$0.09	$(0.37)	$0.25	$(0.65)

Common and common equivalent shares:
Basic	28,936	25,354	27,423	25,003
Diluted	35,756	25,354	28,415	25,003

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(unaudited)

	March 28, 2008	March 30, 2007
Current assets:
Cash and investments	$165,658	$90,132
Accounts receivable, net	23,174	14,822
Inventories	9,986	10,452
Prepaid expenses and other assets	8,031	3,242
Total current assets	206,849	118,648

Property and equipment, net	9,459	10,581
Goodwill and purchased intangibles, net	41,317	—
Other assets	11,708	4,790
Total assets	$269,333	$134,019
Liabilities and Stockholders’ Equity
Accounts payable	$9,968	$8,569
Other current liabilities	17,821	15,274
Total current liabilities	27,789	23,843

Long-term liabilities	6,295	3,886
3 ¾% convertible senior notes	85,000	—
7 ¼% redeemable convertible subordinated debentures	24,706	24,706
Stockholders’ equity	125,543	81,584
Total liabilities and stockholders’ equity	$269,333	$134,019

NETWORK EQUIPMENT TECHNOLOGIES, INC.
GAAP TO NON-GAAP NET INCOME (LOSS) RECONCILIATION
(Unaudited – in thousands, except per share data)

	Quarter Ended		Fiscal Year Ended
	March 28, 2008	March 30, 2007	March 28, 2008	March 30, 2007

GAAP net income (loss)	$2,752	$(9,485)	$7,145	$(16,194)
Stock based compensation expense:
Cost of product revenue	57	24	177	92
Cost of service revenue	68	17	165	44
Sales and marketing	250	82	721	257
Research and development	226	75	541	285
General and administrative	376	170	1,434	534
Acquisition related amortization:
Acquired intangibles -
Cost of product revenue	328	—	473	—
Sales and marketing	502	—	531	—
General and administrative	53	—	70	—
Cost of product revenue, amortization of purchase adjustment to acquired inventory	281	—	281	—
Restructure related:
General and administrative, accretion of discount on future cash flows from subleases	44	—	270	—
Restructure and other -
Costs to vacate former manufacturing facility	30	10,081	61	10,081
Other, primarily severance	66	106	114	102
Other income (expense), net, dissolution of subsidiary	(385)	—	(385)	—
Income tax provision (benefit):
Income tax effect of above items	(39)	1	(95)	—
Release of valuation allowance	(2,002)	—	(2,002)	—
Non-GAAP net income (loss)	$2,607	$1,071	$9,501	$(4,799)

Non-GAAP net income (loss) per-share data:
Basic	$0.09	$0.04	$0.35	$(0.19)
Diluted	$0.09	$0.04	$0.33	$(0.19)
Common and common equivalent shares:
Basic	28,936	25,354	27,423	25,003
Diluted	35,756	25,354	28,415	25,003